Exhibit 99.1
                              For Immediate Release
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Company Contacts:                                ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer            Phone: 303-421-4063
randall.marx@arcwireless.net                     Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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              ARC WIRELESS SOLUTIONS REPORTS THIRD QUARTER RESULTS

     Wheat Ridge, Colorado November 12, 2007 - ARC Wireless Solutions, Inc. ("ARC") (NASDAQ:ARCW) today announced operating results for the three and nine months ended September 30, 2007. Revenues for the three months ended September 30, 2007 were $1,986,000 compared to $1,837,000 for the three months ended September 30, 2006. Revenues for the nine months ended September 30, 2007 were $5,656,000 compared to $5,210,000 for the same period last year. The increases in revenues for the three and nine months ended September 30, 2007 compared to the three and nine months ended September 30, 2006 are attributable to the increase in sales by our Wireless Communications Solutions Division.

     The net loss from continued operations for the three months ended September 30, 2007 was $(173,000), or $(.06) per share, compared to the net loss of $(331,000), or $(.11) per share, for the three months ended September 30, 2006. The net loss from continued operations for the nine months ended September 30, 2007 was $(365,000), or $(.12) per share, compared to the net loss of $(928,000), or $(.30) per share, for the nine months ended September 30, 2006. Interest income was $220,000 and $1,000, respectively, for the three months ended September 30, 2007 and September 30, 2006, and $584,000 and $2,000, respectively, for the nine months ended September 30, 2007 and September 30, 2006. The increased amounts are attributable to cash on hand from the sale of our Winncom Technologies Corp. subsidiary in the fourth quarter of 2006.

     Gross profit was 31% and 25% for the three months ended September 30, 2007 and September 30, 2006, respectively, and 32% and 25% for the nine months ended September 30, 2007 and September 30, 2006, respectively. The increase in gross profit percentage for the three and nine months ended September 30, 2007 is primarily the result of lower operating costs due to our efforts in successfully transitioning some of our production to China through our Hong Kong subsidiary, ARC Wireless Hong Kong Ltd., as well as reducing overhead from our U.S. operations. As of September 30, 2007 the Company's net book value was $5.10 per share.

     "Similar to last quarter, the improvements in our year-over-year operating results were driven primarily by the continued growth of our Wireless Communications Solutions Division, which increased revenues but more importantly continues to improve gross margins," commented Randall P. Marx, ARC's Chief Executive Officer. "During 2007, although not without challenges, we have made substantial progress in transitioning the manufacturing of our products to China and optimizing the cost structure of the business. We are pleased with the introduction of several new products this year. However, most of these newly introduced solutions are still being manufactured at our U.S. headquarters in Colorado. It is our goal to transfer the production of our new products to China in a more timely manner."

     "We have further integrated our engineering and sales structure as previously announced. These changes are designed to focus the antenna division's efforts on our most profitable revenue prospects and also to better execute on the numerous potential design and manufacturing opportunities presented to us in the wireless space," Mr. Marx concluded.

About ARC Wireless Solutions, Inc.

     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi(R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.